State Street Institutional Investment Trust

One Congress Street

Boston, MA 02114

SSGA Funds Management, Inc.

One Congress Street

Boston, MA 02114

March 6, 2026

Ladies and Gentlemen:

Reference is made to the Operations and Administration Agreement by and among State Street Institutional Investment Trust (the “Trust”) and SSGA Funds Management, Inc. (the “Administrator”) dated August 9, 2024 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following new Fund of the undersigned Trust:

New Fund	Effective Date
State Street Stablecoin Reserves Money Market Fund	March 6, 2026

In accordance with Section 1 of the Agreement, we hereby request that you act as Administrator with respect to the New Fund.

The portion of the previous Schedule A specifically related to the undersigned Trust is hereby amended to include the change described above; the previous Schedule A remains otherwise in effect with respect to all other Trusts and their respective funds.

Please acknowledge receipt of this letter and your agreement below.

Sincerely,

STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:
Name:	Bruce Rosenberg
Title:	Treasurer, Duly Authorized

Agreed and Accepted: SSGA FUNDS MANAGEMENT, INC.

By:
Name:	Ann M. Carpenter
Title:	Chief Operating Officer

ADMINISTRATION AGREEMENT

SCHEDULE A, as of March 6, 2026

Listing of Fund(s), Class(es) and Fees

State Street Institutional Investment Trust

Fund(s)	Class(es)	Fees
State Street Federal Government Money Market Fund	Advantage	0.14%
State Street Federal Treasury Plus Money Market Fund	Advantage	0.14%
State Street Federal Treasury Money Market Fund	Advantage	0.14%
State Street Stablecoin Reserves Money Market Fund	Capital	0.13%
State Street Stablecoin Reserves Money Market Fund	Preferred	0.07%

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